EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68808, 333-57984, 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 33-57364, 33-78822, 333-4522, 33-98742, 333-119956, 333-146559 and 333-176967 on Form S-8 of our reports dated May 29, 2013, relating to the consolidated financial statements of Compuware Corporation and subsidiaries, and the effectiveness of Compuware Corporation’s and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Compuware Corporation for the year ended March 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 29, 2013